EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

Greg Manning Auctions, Inc.                    Afinsa Bienes Tangibles S.A
Larry Crawford                                 and Auctentia, S.A
Chief Financial Officer                        Esteban Perez
973-882-0004                                   Chairman of Auctentia
                                               34 91 576 7874
                                               34 91 535 7680
lcrawford@gregmanning.com                      esteban.perez@auctentia.com


Greg Manning Auctions, Inc. and Afinsa Bienes Tangibles S.A. Announce Agreement in Principle for the Purchase and Sale of Certain Assets

WEST CALDWELL, N.J., and MADRID, Spain - June 17, 2002 - Greg Manning Auctions, Inc. (NASDAQ: GMAI) and Afinsa Bienes Tangibles S.A. announced today that they have entered into a letter of intent relating to the sale of substantially all of Afinsa's non-investment collectibles business, currently operated primarily through Auctentia, S.A., a wholly owned subsidiary of Afinsa, in exchange for shares of GMAI's common stock. The businesses to be sold to GMAI include businesses focused on philatelic and numismatic collecting, including, among others, Afinsa Auctions, Heinrich Kohler and de Rosa Group International; businesses focused on the fine arts market, including, among others, art galleries and Finarte Espana Auction; as well as the online operations of Centrodearte, DooCollect and Mercart. If the deal is consummated, the combined company will be one of the world's largest collectibles companies, focusing on the purchase and sale of stamps, coins, fine art, antiques, rare books, sports cards, movie posters and other collectibles, through multiple platforms, including live event auctions, retail and wholesale venues, galleries and shops, Internet auctions, Internet retail sales and content sites, with operations in the United States, Europe and Asia.

It is expected that, subject to valuations, GMAI will acquire assets with an aggregate value of approximately $26 million, in exchange for 13 million shares of stock of GMAI. On this basis, after the transaction is complete, Afinsa will own approximately 70% of the outstanding stock of GMAI. Afinsa, through Auctentia, currently owns approximately 41% of GMAI.

Greg Manning, Chairman and Chief Executive Officer of GMAI, stated, "The merger of operations and assets of Auctentia and related Afinsa companies through this acquisition will result in a multi-national, multi-faceted group of companies with tremendous synergies. We are extremely excited about the prospects for GMAI and Auctentia as the assets proposed to be acquired in this merger will greatly strengthen GMAI. The intention of Afinsa to become our major shareholder on a long-term basis, we believe, can only be accretive to the long-term future of GMAI."

Juan Antonio Cano, Vice Chairman and Chief Executive Officer of the Afinsa Group, stated, "We have been a major shareholder in GMAI since 1997 and have steadily increased our holdings. Now we see an opportunity to, in effect, merge our two companies by way of GMAI's purchase

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of certain assets of Auctentia and Afinsa. Our goal is the creation of a profitable global company and eventually to list on a European exchange as well as the NASDAQ."

Esteban Perez, Chairman of Auctentia, commented, "We believe that the sum of these parts will make a far greater single company moving forward. The financial strength and European experience of Auctentia will, I believe, greatly augment GMAI's strong United States business."

The letter of intent, which is non-binding, provides for the parties immediately to start negotiating a definitive purchase agreement and complete the due diligence process. It is expected that the transaction will close by December 31, 2002. The purchase agreement will contain usual and customary conditions to closing, including obtaining shareholder approval of the transaction and any required regulatory approvals. There can be no assurance that the proposed transaction will be consummated, or if consummated, on the terms described above.

About Greg Manning Auctions, Inc.
Greg Manning Auctions, Inc. (GMAI) is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America and Asia. In North America, GMAI is a leading traditional and electronic -- Internet, interactive telephone, and Internet and live simulcast -- auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com. Greg Manning Direct, a wholly owned subsidiary, creates and mass-markets high interest collectibles, targeting beginning collectors. The Company owns 45% of GMAI-Asia.com, Inc., one of China's largest retailers of cell phones and one of China's largest chain store retailers in general.

About Afinsa Bienes Tangibles S.A.
Afinsa Bienes Tangibles S.A. is one of the world leaders in trading and investing in collectable tangible assets, mainly philatelic and numismatic markets. Headquartered in Spain, Afinsa operates worldwide and maintains a presence in China and other major countries in Europe and North America. Auctentia, S.A., a wholly-owned subsidiary, provides intermediation for high level collectors, with auctions and sales in collectable assets both through Internet and live auctions. Auctentia owns approximately 41% of GMAI.

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors which may cause such differences include the risk that the negotiation and execution of definitive documents, the completion of due diligence to each party's satisfaction, the receipt of necessary approvals and the satisfaction of all other conditions to the proposed transaction may not be accomplished, and other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.